Exhibit 10.31

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of April 1, 2005 by and among Thermadyne Holdings Corporation, a Delaware corporation (“Holdings”), the subsidiaries of Holdings (together with Holdings, the “Employers”), and Martin Quinn (“Employee”).

RECITALS

A. The Parties desire Employee to be employed by Employers in the capacity of Executive Vice President – Global Sales; and

B. The Parties desire to set forth the terms and conditions of such employment to which each Party will be bound;

NOW THEREFORE, for and in consideration of the foregoing recitals, and in consideration of the mutual covenants, agreements, understandings, undertakings, representations, warranties and promises hereinafter set forth, and intending to be legally bound thereby, Employers and Employee do hereby covenant and agree as follows:

Basic Employment Provisions

Employment and Term.  Employers hereby employ Employee (hereinafter referred to as the “Employment”) as Executive Vice President – Global Sales and Employee agrees to be employed by Employers in such capacity, all on the terms and conditions set forth herein.  The Employment shall be for a period (the “Employment Period”) that will (i) commence on April 1, 2005 (the “Effective Date”) and continue for at least two years thereafter (unless earlier terminated as provided herein) and (ii) renew on the second anniversary of the Effective date and each anniversary of the thereafter for a one-year period, on the same terms and conditions contained herein (unless earlier terminated as provided herein or Employee is timely provided a notice of nonrenewal as provided herein), such that the Employment Period shall extend for a period of one year from the date of each such extension.  The Employers must provide Employee with written notice not less than 60 days in advance of the applicable anniversary of the Effective Date in order to avoid renewal of the Employment Period on such anniversary as described above.  Notice shall be deemed given on the date it is received by the Employee.  If Employers elect not to renew the Employment Period in accordance with this Section 1(a), Employee shall be entitled to continue to receive from Employers his then current basic compensation hereunder, such amount to continue to be paid in accordance with the payroll practices of Employers for a period equal to six (6) months from the expiration of the Employment Period.  Employee shall have the option to receive the present value of the amount (at a 12% discount) described in the immediately preceding sentence in a lump sum payment, with such option to be exercised by Employee in writing within ten (10) days of termination and Employer shall make such lump sum payment within thirty (30) days of receiving the written notice from Employee.

Duties.  Employee shall be subject to the direction and supervision of the CEO or the CEO’s delegate (the “CEO”) and, as the Executive Vice President – Global Sales shall have those duties and responsibilities which are assigned to him during the Employment Period by the CEO consistent with his position.  The parties expressly acknowledge that the Employee shall devote all of his business time and attention to the transaction of Employers’ businesses as is reasonably necessary to discharge his supervisory management responsibilities hereunder.  Employee agrees to perform faithfully the duties assigned to him to the best of his ability.

Compensation.

Salary.  Employers shall pay to Employee during the Employment Period a salary as basic compensation for the services to be rendered by Employee hereunder. The initial amount of such salary shall be $270,000 per annum.  Such salary shall be reviewed no less frequently than annually by the CEO and may be increased upon the approval of the CEO, subject to the approval of the Board of Directors of Holdings.  Such salary shall accrue and be payable in accordance with the payroll practices of Employers’ subsidiary or subsidiaries in effect from time to time.  All such payments shall be subject to deduction and withholding authorized or required by applicable law.

Bonus.  During the Employment Period, Employee shall additionally participate in an annual bonus plan providing for an annual bonus opportunity of not less than 75% of Employee’s annual salary for the calendar years thereafter, in accordance with the terms set forth in Employers’ then current Management Incentive Plan.

Benefits.  During the Employment Period, Employee shall be entitled to participate in such employee benefit plans, programs and arrangements made available to, and on the same terms as, other similarly situated executives of Employers, including, without limitation, 401(k) plans, excess savings plans, tax qualified profit sharing plans and any other retirement plans (including the Superannuation fund of Cigweld Pty Ltd., hereinafter called the SAF), health, group life (with optional additional coverage), short term disability, long term disability (not to exceed 60% of Employee’s annual salary otherwise payable to Employee for the applicable period), hospitalization and such other benefit programs as may be approved from time to time by Employers for their executives.  Employee shall be entitled to four weeks paid vacation per year. Nothing herein shall affect Employers’ right to amend, modify or terminate any retirement or other benefit plan at any time on a company-wide basis for similarly situated executives.  Notwithstanding the foregoing, the Employee shall not be entitled to a Company match under the 401(k) plan if Employer contributes to the SAF.  Furthermore, to the extent Employee pays tax in the US on Employee’s SAF contribution, the Employer shall neutralize this effect by grossing up the base pay of Employee by an amount equal to the negative tax effect.  Employer will pay for Employee’s tax preparation during his U.S. employment with Employer.

Stock Options. Holdings shall grant Employee stock options (the “Options”) to purchase up to 50,000 shares the Common Stock of Holdings in accordance with the terms and conditions of Holdings’ stock option plan. The exercise price for the Options shall be equal to the closing bid price per share of the Common Stock on the over-the-counter market as of the close of business immediately preceding the date of Employee’s execution of this Agreement.  Subject in each case to Employee’s continued Employment until the applicable vesting date, one-half of the Options will become vested and, subject to compliance with applicable securities laws, exercisable in three equal annual installments on each of the next three anniversaries of the Effective date, and the remaining one-half of the Option (the “Performance Options”) will become vested, and subject to compliance with applicable securities laws, exercisable in three equal annual installments on each of the first three anniversaries of the date of grant (each an “Installment Date”) if Holdings achieves its Return on Invested Capital Targets in accordance with its annual budget for the immediately preceding fiscal year.  If any Performance Options do not vest in any year due to the failure to meet the Return on Invested Capital Targets for such year, such Options shall vest on any subsequent Installment Date if Holdings has cumulatively achieved on such date the Return on Invested Capital Targets for the current year, plus the Return on Invested Capital Targets for the prior years for which such Targets were not achieved (after taking into account any portion of such Targets achieved in such prior years); provided, however, that if the Performance Options do not vest by the final Installment Date, then such Options shall vest on the seventh anniversary of the grant, provided Employee is still employed with the Employers on such date. In addition to grant listed above, Employee will be eligible for future grants on the same basis as similarly situated Employees of the Employers.

Termination.

Death or Disability.  Employment of Employee under this Agreement shall terminate automatically upon the death or total disability of Employee.  For the purpose of this Agreement, “total disability” shall be deemed to have occurred if Employee shall have been unable to perform the duties of his Employment due to mental or physical incapacity for a period of six consecutive months.

Cause.  The CEO, subject to approval from the Board of Directors, may terminate the Employment of Employee under this Agreement for Cause.  For the purposes of this Agreement, “Cause” shall be deemed to be (i) the conviction of a crime by Employee constituting a felony or other crime involving moral turpitude, (ii) an act of dishonesty or disloyalty by Employee that resulted in or was intended to result in harm to  any of the Employers; (iii) the willful engaging by Employee in misconduct which is injurious to any of the Employers; (iv) Employee’s failure to comply with the material terms of this Agreement; (v) failure by Employee to comply fully with any lawful directives of the Board or Employers; (vi) misappropriation by Employee of Employers’ funds; (vii) habitual abuse of alcohol, narcotics or other controlled substances by Employee; or (viii) gross negligence in the performance of Employee’s duties and responsibilities hereunder.

Without Cause.  Any of the Employers, acting alone, may terminate the Employment of Employee under this Agreement without Cause.

Constructive Termination.  Employee may elect to terminate the Employment under this Agreement, effective immediately, upon a Constructive Termination Without Cause, as defined below, by provided Employer written notice within thirty days of

Employee becoming aware of such Constructive Termination Without Cause.  Failure to provide notice within thirty days shall constitute a waiver of Employee’s rights under this Section. For purposes of this Agreement, “Constructive Termination Without Cause” shall mean a termination of the Employee’s employment at his initiative following the occurrence, without the Employee’s prior written consent, of one or more of the following events:

any failure by the Employers to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Employers within 30 days after receipt of written notice thereof given by the Employee;

without the Employee’s consent, any reduction in salary, bonus percentage, or material reduction in duties;

any purported “for cause” termination by the Employers of the Employee’s employment otherwise than as expressly permitted by Section 3(b) of this Agreement;

any failure by the Employers to comply with and satisfy the provisions of Section 6 hereof, or failure by any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employers to assume expressly and agree to perform this Agreement in the same manner and to the same extent the Employers would be required to perform it if no such succession had taken place, provided, in either case, that the successor contemplated by Section 6 hereof has received, at least 10 days prior to the giving of notice of constructive termination by the Employee, written notice from the Employers or the Employee of the requirements of the provisions of Section 6 or of such failure.

Compensation Following Termination.

Death.  If the Employment Period is terminated pursuant to the provisions of Section 3(a) above due to the death of Employee, this Agreement shall terminate, and no further compensation shall be payable to Employee’s estate, heirs or beneficiaries, as applicable, except that Employee’s estate, heirs or beneficiaries, as applicable, shall be entitled to receive (i) Employee’s then current basic compensation through the end of the month in which Employee’s death occurred, (ii) a pro rata portion (based on a fraction the numerator of which is the number of days Employee worked in the year of Employee’s death and the denominator of which is 365) of the bonus as set forth in Section 2(b) which Employee would have been entitled to receive for the year in which termination occurs if the performance objectives established in Employers’ Management Incentive Plan are achieved, and (iii) any un-reimbursed expenses pursuant to Section 5 below, and, thereafter, Employers shall have no further obligations or liabilities hereunder to Employee’s estate or legal representative or otherwise, other than the payment of benefits or amounts, if any, pursuant to Section 2(c) and 4(e).

Disability.  If the Employment Period is terminated pursuant to the provisions of Section 3(a) above due to Employee’s total disability as determined thereunder, this Agreement shall terminate, and (i) Employers will continue the payment of Employee’s basic compensation at the then current rate until the earlier of (A) the benefits under any long-term disability insurance provided by Employers commences or (B) 180 days from the date of such total disability, (ii) Employers shall pay a pro rata portion (based on a fraction the numerator of which is the number of days Employee worked in the year Employee became totally disabled and the denominator of which is 365) of the bonus as set forth in Section 2(b) which Employee would have been entitled to receive for the year in which termination occurs if the performance objectives established in Employers’ Management Incentive Plan are achieved, (iii) Employers shall pay any un-reimbursed expenses pursuant to Section 5 below, and (iv) Employers shall pay any amount due under Section 4(e).  Thereafter, Employers shall have no obligation for basic compensation or other compensation payments to Employee during the continuance of such total disability.

Termination for Cause or Voluntary Termination.  If the Employment Period is terminated for Cause or voluntarily by the Employee for reasons other than those described in Section 3(a) or 3(d) above, no further compensation or benefits shall be paid to Employee after the date of termination, except as provided in Section 4(e). Employee shall be entitled to receive benefits to which he is or may become entitled pursuant to any benefit plan which by its terms survive termination.

Termination Without Cause; Constructive Termination.  If the Employment Period is terminated pursuant to Section
3(c) or 3(d) above, Employee shall be entitled (i) to continue to receive from Employers his then current basic compensation hereunder, such amount to continue to be paid in accordance with the payroll practices of Employers for a period equal to 12 months, (ii) to receive his bonus pursuant to Section 2(b) for the year in which Employee is terminated, (iii) during such

12-month period, to continue to receive the medical and dental benefits to which he would otherwise be entitled during the Employment Period pursuant to Section 2(c) above; provided that Employee shall continue to make the same contributions toward such coverage as Employee was making on the date of termination, with such adjustments to contributions as are made generally for all Employers’ employees, (iv) to any amounts that might become due under Section 4(e), and (v) during such 12-month period, to a monthly automobile allowance as contemplated by Section 5 below; provided, however, that Employee shall no longer be entitled to participate in any of Employers’ 401K plans, excess savings plans, tax qualified profit sharing plans or any other retirement plans.  Employee shall have the option to receive the present value of the benefits (at a 12% discount) described in the immediately preceding sentence in a lump sum payment, with such option to be exercised by Employee in writing within ten (10) days of termination and Employer shall make such lump sum payment within thirty (30) days of receiving the written notice from Employee.  In the event of Employee’s death during such 12-month period, such continuation of compensation, benefits and monthly automobile allowance shall cease upon Employee’s death.  In the event Employee obtains employment elsewhere during such 12-month period such compensation, benefits and monthly automobile allowance shall continue for the period described above notwithstanding such reemployment of Employee; provided, however, that Employers’ obligations for compensation, benefits and monthly automobile allowance shall be reduced by the amount Employee receives from his new employer for compensation, benefits and automobile allowance.  The sums received by Employee under this Section 4(d) shall be considered liquidated damages in respect of claims based on any provisions of this Agreement or Employee’s employment with Employers and the commencement of the payment of such sums by Employers shall not begin until Employee executes and delivers a general release of all claims in form and substance satisfactory to Employers.

(e)           Termination For Any Reason. In addition to any other compensation provided in this section, upon termination of the Employment Period for any reason, Employers shall pay the actual and reasonable costs to transport Employee, his immediate family, and their possessions from St. Louis to Australia (provided Employee and Employee’s family return to Australia within six months of the termination).  In addition, Employers shall be obligated to pay the actual and reasonable cost incurred from selling of one residential home if Employee has purchased a home in St. Louis for his residence (provided Employee sells said residential home within one year of termination).

Expense Reimbursement.  Upon the submission of properly documented expense account reports, Employers shall reimburse Employee for all reasonable business-related travel and entertainment expenses incurred by Employee in the course of his Employment with Employers.  Employers shall provide Employee with a gross monthly car allowance of $500.  Unless otherwise expressly provided in this Agreement, Employers’ obligations under this Section 5 shall terminate upon the termination of the Employment Period, except for any expenses eligible for reimbursement hereunder that are incurred prior to such termination.

Assignability Binding Nature.  This Agreement shall be binding and inure to the benefit of the parties, and their respective successors, heirs (in the case of Employee) and assigns.  No obligations of the Employers under this Agreement may be assigned or transferred by the Employers except that such obligations shall be assigned or transferred (as described below) pursuant to a merger or consolidation of Holdings in which Holdings is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Employers, provided that the assignee or transferee is the surviving entity or successor to all or substantially all of the assets of the Employers and such assignee or transferee assumes the liabilities, obligations and duties of the Employers, as contained in this Agreement, either contractually or as a matter of law.  As used in this Agreement, the “Employers” and “Holdings” shall mean the Employers and Holdings as hereinbefore defined, respectively, and any successor to their business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

Confidential Information.

Non-Disclosure.  During the Employment Period or at any time thereafter, irrespective of the time, manner or cause of the termination of this Agreement, Employee will not directly or indirectly reveal, divulge, disclose or communicate to any person or entity, other than authorized officers, directors and employees of the Employers, in any manner whatsoever, any Confidential Information (as hereinafter defined) of Employers or any subsidiary of Employers without the prior written consent of the CEO.

Definition.  As used herein, “Confidential Information” means information disclosed to or known by Employee as a direct or indirect consequence of or through the Employment about Employers or any subsidiary of Employers, or their respective businesses, products and practices which information is not generally known in the business in which Employers or any subsidiary of Employers is or may be engaged.  However, Confidential Information shall not include under any circumstances any information with respect to the foregoing matters which is (i) directly available to the public from a source other than

Employee, (ii) released in writing by Employers to the public or to persons who are not under a similar obligation of confidentiality to Employers and who are not parties to this Agreement, (iii) obtained by Employee from a third party not under a similar obligation of confidentiality to Employers, (iv) required to be disclosed by any court process or any government or agency or department of any government, or (v) the subject of a written waiver executed by either Employers for the benefit of Employee.  In the event Employee believes that he is free to disclose or utilize Confidential Information under Section 7(b), he shall give written notice of the same to Employers at least 30 days prior to the release or use of such Confidential Information and shall specify the claimed exemption and the circumstances giving rise thereto.

Return of Property.  Upon termination of the Employment, Employee will surrender to Employers all Confidential Information, including, without limitation, all lists, charts, schedules, reports, financial statements, books and records of the Employers or any subsidiary of the Employers, and all copies thereof, and all other property belonging to the Employers or any subsidiary of the Employers, including, without limitation, company credit cards, cell phones, personal data assistants or other electronic devices, provided Employee shall be accorded reasonable access to such Confidential Information subsequent to the Employment Period for any proper purpose as determined in the reasonable judgment of any of the Employers.

Agreement Not to Compete.

Termination for Cause.  If Employee’s employment is terminated for Cause or voluntarily terminates his Employment with Employers other than as a Constructive Termination, Employee hereby agrees that for a period of 12 months following such termination, he shall not, either in his own behalf or as a partner, officer, director, employee, agent or shareholder (other than as the holder of less than 5% of the outstanding capital stock of any corporation with a class of equity security registered under Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934, as amended) engage in, invest in or render services to any person or entity engaged in the businesses in which Employers or any subsidiary of Employers are then engaged and situated within any country.  Nothing contained in this Section 8(a) shall be construed as restricting the Employee’s right to sell or otherwise dispose of any business or investments owned or operated by Employee as of the date hereof.

Termination Without Cause or for Disability; Constructive Termination.  If Employee’s employment is terminated without Cause or the non-renewal of the Employment Period by Employers or as a result of the total disability of Employee or by Employee as a Constructive Termination, Employee hereby agrees that during the period that Employee accepts payments from the Employers pursuant to Section 1(a), Section 4(b), Section 4(c) or Section 4(d) above, as applicable, neither he nor any affiliate shall, either in his own behalf or as a partner, officer, director, employee, agent or shareholder (other than as the holder of less than 5% of the outstanding capital stock of any, corporation with a class of equity security registered under Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934, as amended) engage in, invest in or render services to any person or entity engaged in the businesses in which Employers or any subsidiary of Employers is then engaged and situated within any country.  Nothing contained in this Section 8(b) shall be construed as restricting the Employee’s right to sell or otherwise dispose of any business or investments owned or operated by Employee as of the date hereof.

Agreement Not to Solicit Employees.  Employee agrees that, for a period of two (2) years following the termination by reason of voluntary termination by Employee or termination for Cause, neither he nor any affiliate shall, on behalf of any business engaged in a business competitive with Employers or any subsidiary of Employers, solicit or induce, or in any manner attempt to solicit or induce any person employed by, or any agent of, any Employers or any subsidiary of Employers to terminate his employment or agency, as the case may be, with any Employers or such subsidiary; provided that such limitations shall not apply if the contact with the employee, agent or consultant is initiated by a third party, not engaged or hired by Employee or any affiliate of Employee, on a “blind basis” such as through a head hunter.

Injunctive Relief and other Remedies.

Employee acknowledges and agrees that the covenants, obligations and agreements of Employee contained in Section 7, Section 8, Section 9 and this Section 10 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause Employers irreparable injury for which adequate remedies are not available at law.  Therefore, Employee agrees that Employers shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Employee from committing any violation of such covenants, obligations or agreements.

If Employee violates Section 7, Section 8, or Section 9 after Employee’s employment is terminated for any reason, the right of Employee to receive any further payment pursuant to this Agreement shall immediately terminate and the payments made to Employee subsequent to the termination of Employee’s Employment pursuant to this Agreement shall be returned to Employers by Employee within thirty (30) days after receipt of written notice from Employers of such violation.  The injunctive remedies and other remedies described in this Section 10 are cumulative and in addition to any other rights and remedies Employers may have.

No Violation.  Employee hereby represents and warrants to Employers that the execution, delivery and performance of this Agreement by Employee does not, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under any provision of Any agreement or understanding to which the Employee or, to the best knowledge of Employee, any of Employee’s affiliates are a party or by which Employee, or to the best knowledge of Employee, Employee’s affiliates may be bound or affected.

Captions.  The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit or amplify the provisions hereof.

Notices.  All Notices required or permitted to be given hereunder shall be in writing and shall be deemed delivered, whether or not actually received, two days after deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the party to whom notice is being given at the specified address or at such other address as such party may designate by notice:

Employers:      Thermadyne Holdings Corporation

Attn: Chief Executive Officer

16052 Swingley Ridge Road, Suite 300

St.  Louis, MO 63017

Fax: 636.728.3010

and

Thermadyne Holdings Corporation

Attn: General Counsel

16052 Swingley Ridge Road, Suite 300

St.  Louis, MO 63017

Fax: 636.728.3011

Employee: c/o Thermadyne Holdings Corporation
16052 Swingley Ridge Road, Suite 300  St.  Louis, Missouri 63017

Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provisions shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance for this Agreement.  In lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

Amendments.  This Agreement may be amended in whole or in part only by an instrument in writing setting forth the particulars of such amendment and duly executed by an officer of Employers and by Employee.

Waiver.  Except as otherwise provided herein, delay or omission by any either party to exercise any right or power hereunder shall not impair such right or power to be construed as a waiver thereof.  A waiver by any of the parties hereto of any of the covenants to be performed by any other party or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained.  Except as otherwise expressly set forth herein, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to any party at law, in equity or otherwise.

Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same Agreement.

Governing Law.  This Agreement shall be construed and enforced according to the laws of the State of Missouri.

Resolution of Disputes; Arbitration.  Any dispute arising out of or relating to this Agreement or Employee’s employment with Employers or the termination thereof shall be resolved first by negotiation between the parties.  If such negotiations leave the matter unresolved after 60 days, then such dispute or claim shall be resolved by binding confidential arbitration, to be held in St. Louis, Missouri, in accordance with the rules of the American Arbitration Association. The arbitrator in any arbitration provided for herein will be mutually selected by the parties or in the event the parties cannot mutually agree, then appointed by the American Arbitration Association.  Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  The parties shall be responsible for their own costs and expenses under this Section 19.

Payment Upon Death of Employee.  In the event of the death of Employee during the term hereof, any unpaid payments due either prior to Employee’s death or after Employee’s death shall be payable as designated by Employee prior to his death in writing to Employers.  In the event of the death of all such persons so designated by Employee, either prior to the death of the Employee or during any time when payments are due as provided herein, or in the event Employee fails to so designate prior to his death, or withdraws all such designations, said payments thereafter shall be made to Employee’s estate.

Prior Employment Agreements.  This Agreement supersedes any and all other employment, change-in-control, severance or similar agreements between Employee and Employers.

Jointly and Severally Liable.  Each of the Employers is jointly and severally liable for the obligations of Employers set forth in this Agreement.

SECTION 23. Relocation.  Employee will relocate to St. Louis, Missouri within three months of the Effective Date.  Employers will pay Employee’s living expenses in St. Louis, Missouri, including rent of a furnished apartment, telephone, gas, water, sewer, and electric for six months after Employee’s relocation.  Employer will pay for all customary expenses to relocate Employee and Employee’s family to St. Louis (for purposes of this clause, “customary” refers to practices and policies of the Employer as they have been applied to Employees in similar Executive positions).  In addition, Employer shall pay one return trip to / from Australia for Employee and each of Employee’s immediate family members once per year.   Employer will also pay Employee an amount equal to the customary expenses to relocate Employee’s possessions to St. Louis, Missouri. Employer will pay the customary legal expenses and fees associated with immigration of Employee, his wife and son.  Employer will also pay to Employee an amount equal to 3% of the appraised value of the Employee’s home in Australia.  The Parties will mutually agree on an appraiser.

SECTION 24.  Signing Bonus.  Holdings shall pay Employee a one time lump sum of A$79,818.33 as a signing bonus and in cancellation of any long term leave bank Employee has accumulated prior to the Effective Date.

* * * * * *

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Employment Agreement as of the date first above written.

EMPLOYEE:
/s/ MARTIN QUINN
Name: Martin Quinn
Dated:	April 1, 2005
EMPLOYERS:
Thermadyne Holdings Corporation
By:	/s/ PAUL D. MELNUK
Paul D. Melnuk
Title:	Chairman and Chief Executive Officer